EXHIBIT 99.1

September 9, 2022

The Board of Directors of

Twin Vee PowerCats Co.

3101 S. U.S. Highway 1

Fort Pierce, Florida 34982

Re: Registration Statement on Form S-4 of Twin Vee PowerCats Co.

Members of the Board:

Reference is made to our opinion letter, dated September 8, 2022, with respect to the fairness, from a financial point of view, to Twin Vee PowerCats Co. (“Twin Vee Co.”), of the issuance of the shares of Twin Vee Co. common stock by Twin Vee Co. in the Merger (as defined in our opinion letter) pursuant to an Agreement and Plan of Merger (the “Merger Agreement”) with Twin Vee Powercats, Inc.

The foregoing opinion letter was provided for the information and assistance of the board of directors of Twin Vee Co. in connection with its consideration of the Merger and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that Twin Vee Co. has requested to include our opinion in the above-referenced Registration Statement.

In that regard, we hereby consent to the inclusion of our opinion included as Annex B to the proxy statement/prospectus/information statement included in the Registration Statement and to the references to our firm name and opinion under the captions “Prospectus Summary — Opinion of Twin Vee Co’s Financial Advisor,” “The Merger Transaction — Background of the Merger,” “The Merger — Recommendation of the Twin Vee Co. Board of Directors and its Reasons for the Merger” and “The Merger — Opinion of Twin Vee’s Financial Advisor” in such proxy statement/prospectus/information statement. In giving our consent, we do not admit and we disclaim that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations of the Securities and Exchange Commission (the “SEC”) promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations of the SEC promulgated thereunder.

Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the above-mentioned Registration Statement and that our opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement (including any subsequent amendments to the above-mentioned Registration Statement), proxy statement or any other document, except in accordance with our prior written consent.

VALUCORP, INC

/s/ Michael Gilburd
Michael Gilburd